Exhibit 99.1

Foresight Energy LP Reports Second Quarter 2017 Results

Second Quarter 2017 Highlights:

•	Coal sales of $204.5 million on sales volumes of 4.8 million tons
•	Net loss attributable to limited partner units of $16.3 million or $(0.12) per unit
•	Adjusted EBITDA of $84.5 million
•	Cash flows from operations of $38.5 million
•	Declared cash distribution to common unitholders of $0.0647 per unit

ST.  LOUIS, Missouri — (BUSINESS WIRE) — August 11, 2017 — Foresight Energy LP (“Foresight” or the “Partnership”) (NYSE: FELP) today reported financial and operating results for the second quarter of 2017.  Foresight generated quarterly coal sales revenues of $204.5 million on sales volumes of 4.8 million tons resulting in Adjusted EBITDA of $84.5 million, cash flows from operations of $38.5 million and a net loss attributable to limited partner units of $16.3 million, or $(0.12) per unit.  Results for the second quarter 2017 included $12.8 million of insurance recoveries related to the combustion event at the Hillsboro operation, approximately $10.2 million of incremental depreciation, depletion and amortization (“DD&A”), and a non-cash charge of $8.7 million related to contract amortization.  The incremental DD&A and contract amortization is a function of pushdown accounting adopted in conjunction with the March 27 refinancing transaction.

As mentioned during the prior quarter, Foresight adopted pushdown reporting as of March 31, 2017 as a result of Murray Energy obtaining control of its general partner.  As such, operational results for the quarter ended June 30, 2017 were recorded on the successor financial statements.  As required by pushdown reporting, the Partnership revalued its balance sheet on the change of control date and therefore certain financial statement line items are not comparable to prior periods.  However, pushdown reporting did not materially affect coal sales and cost of coal produced, which are generally comparable to prior periods.

“Foresight had another solid operating quarter driven by exceptional production at our operations. We produced approximately 5.7 million tons during the quarter, an increase of 16% compared to the same period last year.  This production level yielded costs below $22.00 per ton.  With all of our scheduled calendar year 2017 longwall moves now complete, we expect to improve our industry-leading cost structure over the remainder of the year,” stated Mr. Robert D. Moore, Chairman, President, and Chief Executive Officer.

Second Quarter Financial Results

Coal sales totaled $204.5 million for the second quarter 2017 compared to $224.1 million for the second quarter 2016, representing a decline of $19.6 million.  The decrease in coal sales revenues was driven by lower sales volumes and anticipated reductions in coal sales realizations per ton.  Sales volumes were unfavorably impacted 0.2 million tons due to the continued lack of performance by one rail service provider and certain customers deferring shipments during the quarter due to maintenance and operational issues.   The reduction in coal sales realizations of $2.01 per ton was principally driven by customer mix relative to the prior year quarter as well as the rolling off of certain legacy sales contracts with more favorable pricing.

Cost of coal produced was $105.8 million, or $21.88 per ton sold, for the second quarter 2017 compared to $112.1 million, or $22.16 per ton sold, for the same period of 2016.  The decrease during the current year quarter was driven largely by lower sales volumes and also included a non-cash charge of $4.6 million related to the revaluation of coal inventory related to the pushdown accounting adopted.

Transportation costs decreased $9.3 million, or $1.59 per ton sold, from the prior year period due to lower sales volumes and lower charges for minimum contractual rail and export terminal throughput requirements.  The lower contractual minimums are driven by the expectation of higher export shipments during 2017.

Other operating (income) expense for the second quarter 2017 increased $13.7 million from the second quarter 2016 due to the receipt of $12.8 million of insurance proceeds related to the Hillsboro combustion event.  Foresight continues to pursue additional remedies under its insurance policies; however, there can be no assurances of any future recoveries related to this incident.

Foresight generated operating cash flows of $38.5 million during second quarter 2017 and it ended the quarter with $7.2 million in cash and $158.5 million of available borrowing capacity, net of outstanding letters of credit, under its revolving credit facility.  During the second quarter 2017, capital expenditures totaled $21.7 million, an increase of $13.5 million compared to the quarter ended June 30, 2016.  Capital spending in the prior year period was lower as a result of the timing of capital outlays related to the maintenance of mining operations.

Guidance for 2017

Based on Foresight’s contracted position, recent performance, and its current outlook on pricing and the coal markets in general, the Partnership is reaffirming, updating or providing the following guidance for 2017:

Sales Volumes – Based on year-to-date sales volumes, current committed position and expectations for the remainder of 2017, Foresight is reaffirming projected sales volumes to be between 20.5 and 22.0 million tons, with over 5.0 million tons expected to go into the international market.  Foresight has current commitments of approximately 20.0 million tons for 2017.

Adjusted EBITDA – Based on the projected sales volumes and operating cost structure, Foresight currently expects to generate Adjusted EBITDA in a range of $285 to $310 million

Capital Expenditures – Total 2017 capital expenditures are estimated to be between $70 and $77 million.

Quarterly Distribution and Strategy

As noted earlier, during the quarter, Foresight generated cash from operations of $38.5 million and capital expenditures of $21.7 million.  As a result of the provided guidance, liquidity position and ability to generate cash in the coming quarters, the Board of Directors of its General Partner approved the restoration of a quarterly cash distribution of $0.0647 per common unit.  The distribution is payable on August 31, 2017, for common unitholders of record on August 21, 2017.

“As it relates to deleveraging our balance sheet, we expect debt reductions to occur by way of required amortization payments under our various facilities and also the excess cash flow sweep under our term loan facility.  In addition to this, the Partnership plans to distribute any excess cash to its common unitholders in the form of ongoing distributions.  The distribution declared today will be the first distribution paid to common unitholders since the third quarter 2015 and represents the Partnership’s  commitment to returning capital to its unitholders.  However, future distributions will be subject to board review and will be based on a number of factors including our leverage levels, market conditions, excess cash flow remaining after required excess cash flow sweeps and our projected future financial and operating performance,” said Mr. Moore.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws.  These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets, the impact of adverse market conditions affecting business of the Partnership, adverse changes in laws including with respect to tax and regulatory matters and other risks.  There can be no assurance that actual results will not differ from those expected by management of the Partnership.  Known material factors that could cause actual results to differ from those in the forward-looking statements are described in Part I, “Item 1A.  Risk Factors” of the Partnership’s Annual Report on Form 10-K filed on March 1, 2017.  The Partnership undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which the Partnership becomes aware of, after the date hereof.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

The Partnership defines Adjusted EBITDA as net income (loss) attributable to controlling interests before interest, income taxes, depreciation, depletion, amortization and accretion.  Adjusted EBITDA is also adjusted for equity-based compensation, losses/gains on commodity derivative contracts, settlements of derivative contracts, a change in the fair value of the warrant liability and material nonrecurring or other items which may not reflect the trend of future results.  As it relates to commodity derivative contracts, the Adjusted EBITDA calculation removes the total impact of derivative gains/losses on net income (loss) during the period and then adds/deducts to Adjusted EBITDA the amount of aggregate settlements during the period.

The Partnership believes the presentation of Adjusted EBITDA provides useful information to investors in assessing the Partnership’s financial condition and results of operations.  Adjusted EBITDA should not be considered an alternative to net (loss) income, operating income, or any other measure of financial performance presented in accordance with U.S. GAAP, nor should Adjusted EBITDA be considered an alternative to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement.  Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, of the items that affects net (loss) income.  Additionally, because Adjusted EBITDA may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, the utility of such a measure is diminished.  For a reconciliation of Adjusted EBITDA to net (loss) income attributable to controlling interests, please see the table below.

This press release references forward-looking estimates of Adjusted EBITDA projected to be generated by the Partnership during the year ending December 31, 2017. A reconciliation of estimated 2017 Adjusted EBITDA to U.S. GAAP net income (loss) is not provided because U.S. GAAP net income (loss) for the projection period is not assessable. The exercise of fair valuing Foresight’s assets and liabilities as of March 31, 2017 is not yet complete; therefore, an estimate of net income (loss), or a reconciliation thereof to Adjusted EBITDA, cannot reasonably be provided at this time. The effects of applying pushdown accounting are generally excluded from Adjusted EBITDA therefore it does not materially impact our ability to forecast Adjusted EBITDA.

About Foresight Energy LP

Foresight is a leading producer and marketer of thermal coal controlling over 2 billion tons of coal reserves in the Illinois Basin. Foresight currently operates two longwall mining complexes with three longwall mining systems (Williamson (one longwall mining system) and Sugar Camp (two longwall mining systems)), one continuous mining operation (Macoupin) and the Sitran river terminal on the Ohio River. Foresight’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Gary M.  Broadbent

Director of Investor and Media Relations

740-338-3100

Investor.relations@foresight.com

Media@coalsource.com

Foresight Energy LP

Unaudited Condensed Consolidated Balance Sheets

(In Thousands)

	(Successor)	(Predecessor)
	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$7,208	$103,690
Accounts receivable	33,374	54,905
Due from affiliates	22,631	16,891
Financing receivables - affiliate	3,019	2,904
Inventories, net	71,990	43,052
Prepaid royalties	1,977	3,136
Deferred longwall costs	4,087	13,310
Coal derivative assets	1,318	7,650
Other prepaid expenses and current assets	23,661	21,443
Contract-based intangibles	36,340	—
Total current assets	205,605	266,981
Property, plant, equipment and development, net	2,533,933	1,318,937
Due from affiliates	947	1,843
Financing receivables - affiliate	65,696	67,235
Prepaid royalties	417	13,765
Other assets	2,783	20,250
Contract-based intangibles	11,032	—
Total assets	$2,820,413	$1,689,011
Liabilities and partners’ capital (deficit)
Current liabilities:
Current portion of long-term debt and capital lease obligations	$69,635	$368,993
Current portion of sale-leaseback financing arrangements	1,573	1,372
Accrued interest	16,250	29,760
Accounts payable	72,370	60,971
Accrued expenses and other current liabilities	54,893	43,592
Asset retirement obligations	8,167	7,273
Due to affiliates	8,387	20,904
Contract-based intangibles	23,197	—
Total current liabilities	254,472	532,865
Long-term debt and capital lease obligations	1,286,382	1,022,070
Sale-leaseback financing arrangements	199,363	190,497
Asset retirement obligations	37,635	37,644
Warrant liability	—	51,169
Other long-term liabilities	45,584	9,359
Contract-based intangibles	124,937	—
Total liabilities	1,948,373	1,843,604
Limited partners' capital (deficit):
Common unitholders (77,235 and 66,105 units outstanding as of June 30, 2017 and December 31, 2016, respectively)	527,225	100,628
Subordinated unitholder (64,955 units outstanding as of June 30, 2017 and December 31, 2016)	344,815	(255,221)
Total partners' capital (deficit)	872,040	(154,593)
Total liabilities and partners' capital (deficit)	$2,820,413	$1,689,011

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Operations

(In Thousands)

	(Successor)	(Predecessor)	(Successor)	(Predecessor)	(Predecessor)
	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016	Period From April 1, 2017 through June 30, 2017	Period From January 1, 2017 through March 31, 2017	Six Months Ended June 30, 2016
Revenues
Coal sales	$204,516	$224,093	$204,516	$227,813	$387,190
Other revenues	2,577	1,907	2,577	2,581	4,895
Total revenues	207,093	226,000	207,093	230,394	392,085

Costs and expenses:
Cost of coal produced (excluding depreciation, depletion and amortization)	105,790	112,070	105,790	117,762	201,246
Cost of coal purchased	—	—	—	7,973	551
Transportation	28,258	37,557	28,258	37,726	63,355
Depreciation, depletion and amortization	49,537	45,467	49,537	39,298	81,884
Contract amortization	8,733	—	8,733	—	—
Accretion on asset retirement obligations	728	844	728	710	1,688
Selling, general and administrative	7,277	5,588	7,277	6,554	11,308
Transition and reorganization costs	—	950	—	—	6,889
Loss on commodity derivative contracts	1,117	10,760	1,117	1,492	11,283
Other operating (income) expense, net	(13,490)	179	(13,490)	451	91
Operating income	19,143	12,585	19,143	18,428	13,790
Other expenses:
Interest expense, net	35,420	34,335	35,420	43,380	67,330
Debt restructuring costs	—	5,920	—	—	15,630
Change in fair value of warrants	—	—	—	(9,278)	—
Loss on early extinguishment of debt	—	—	—	95,510	107
Net loss	(16,277)	(27,670)	(16,277)	(111,184)	(69,277)
Less: net income attributable to noncontrolling interests	—	116	—	—	214
Net loss attributable to controlling interests	$(16,277)	$(27,786)	$(16,277)	$(111,184)	$(69,491)

Net loss available to limited partner units - basic and diluted:
Common unitholders	$(8,790)	$(13,995)	$(8,790)	$(56,259)	$(34,886)
Subordinated unitholder	$(7,487)	$(13,791)	$(7,487)	$(54,925)	$(34,605)

Net loss per limited partner unit - basic and diluted:
Common unitholders	$(0.12)	$(0.21)	$(0.12)	$(0.85)	$(0.53)
Subordinated unitholder	$(0.12)	$(0.21)	$(0.12)	$(0.85)	$(0.53)

Weighted average limited partner units outstanding - basic and diluted:
Common units	76,270	65,917	76,270	66,533	65,555
Subordinated units	64,955	64,955	64,955	64,955	64,955

Distributions declared per limited partner unit	$—	$—	$—	$—	$—

Foresight Energy LP

Unaudited Condensed Consolidated Statements of Cash Flows

(In Thousands)

	(Successor)	(Predecessor)
	Period From April 1, 2017 through June 30, 2017	Period From January 1, 2017 through March 31, 2017	(Predecessor) Six Months Ended June 30, 2016
Cash flows from operating activities
Net loss	$(16,277)	$(111,184)	$(69,277)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	49,537	39,298	81,884
Amortization of debt discount and deferred issuance costs	628	6,365	3,447
Contract amortization	8,733	—	—
Equity-based compensation	211	318	4,427
Loss on commodity derivative contracts	1,117	1,492	11,283
Settlements of commodity derivative contracts	444	3,724	9,921
Realized gains on coal derivatives included in investing activities	—	(3,520)	—
Transition and reorganization expenses paid by Foresight Reserves	—	—	2,333
Change in fair value of warrants	—	(9,278)	—
Debt extinguishment expense	—	95,510	—
Other	5,867	1,321	2,501
Changes in operating assets and liabilities:
Accounts receivable	1,836	19,695	(3,849)
Due from/to affiliates, net	(4,204)	(13,157)	13,783
Inventories	(19,863)	(917)	(1,296)
Prepaid expenses and other current assets	(8,833)	(2,375)	(5,690)
Prepaid royalties	4,276	(241)	2,314
Commodity derivative assets and liabilities	(303)	(532)	2,089
Accounts payable	4,075	7,324	(8,703)
Accrued interest	11,801	(9,803)	22,870
Accrued expenses and other current liabilities	423	(3,430)	5,135
Other	(965)	1,782	440
Net cash provided by operating activities	38,503	22,392	73,612
Cash flows from investing activities
Investment in property, plant, equipment and development	(21,732)	(19,908)	(13,293)
Return of investment on financing arrangements with Murray Energy	719	705	1,319
Settlement of certain coal derivatives	—	3,520	—
Proceeds from sale of property, plant and equipment	—	1,898	83
Net cash used in investing activities	(21,013)	(13,785)	(11,891)
Cash flows from financing activities
Net change in borrowings under revolving credit facility	—	(352,500)	(10,100)
Net change in borrowings under A/R securitization program	(100)	7,000	—
Proceeds from other long-term debt	—	1,234,438	—
Payments on other long-term debt and capital lease obligations	(12,287)	(970,721)	(22,726)
Proceeds from issuance of common units to Murray Energy	—	60,586	—
Debt extinguishment costs	—	(57,645)	—
Debt issuance costs paid	—	(27,328)	—
Other	(2,130)	(1,892)	(1,258)
Net cash used in financing activities	(14,517)	(108,062)	(34,084)
Net increase (decrease) in cash and cash equivalents	2,973	(99,455)	27,637
Cash and cash equivalents, beginning of period	4,235	103,690	17,538
Cash and cash equivalents, end of period	$7,208	$4,235	$45,175
Supplemental disclosures of non-cash financing activities:
Non-cash capital contribution from Foresight Reserves LP	$—	$—	$1,046
Short-term insurance financing and vendor financing	$2,188	$—	$603
Reclassification of warrant liability to partners' capital	$—	$41,888	$—

Reconciliation of U.S. GAAP Net Loss Attributable to Controlling Interests to Adjusted EBITDA (In Thousands):

	(Successor) Three Months Ended June 30, 2017	(Predecessor) Three Months Ended June 30, 2016	(Successor) Period From April 1, 2017 through June 30, 2017	(Predecessor) Period From January 1, 2017 through March 31, 2017	Combined - Period From January 1, 2017 through June 30, 2017	(Predecessor) Six Months Ended June 30, 2016
Net loss attributable to controlling interests (1)	$(16,277)	$(27,786)	$(16,277)	$(111,184)	$(127,461)	$(69,491)
Interest expense, net	35,420	34,335	35,420	43,380	78,800	67,330
Depreciation, depletion and amortization	49,537	45,467	49,537	39,298	88,835	81,884
Accretion on asset retirement obligations	728	844	728	710	1,438	1,688
Contract amortization	8,733	—	8,733	—	8,733	—
Noncash impact of recording coal inventory to fair value in pushdown accounting	4,562	—	4,562	—	4,562	—
Transition and reorganization costs (excluding amounts included in equity-based compensation below) (2)	—	333	—	—	—	2,575
Equity-based compensation	211	435	211	318	529	4,427
Loss on commodity derivative contracts	1,117	10,760	1,117	1,492	2,609	11,283
Settlements of commodity derivative contracts	444	4,801	444	3,724	4,168	9,921
Debt restructuring costs	—	5,920	—	—	—	15,630
Change in fair value of warrants	—	—	—	(9,278)	(9,278)	—
Loss on early extinguishment of debt	—	—	—	95,510	95,510	107
Adjusted EBITDA	$84,475	$75,109	$84,475	$63,970	$148,445	$125,354

(1) - Included in net loss attributable to controlling interests during the three months ended June 30, 2017 and the combined period from January 1, 2017 through June 30, 2017 was insurance proceeds of $12.8 million from the Hillsboro mine combustion event.

(2) - Excludes equity-based compensation of $0.6 million and $4.3 million which was recorded in transition and reorganization costs in the statement of operations for the three and six months ended June 30, 2016.

Operating Metrics (In Thousands, Except per Unit Data)
	(Successor) Three Months Ended June 30, 2017	(Predecessor) Three Months Ended June 30, 2016	(Successor) Period From April 1, 2017 through June 30, 2017	(Predecessor) Period From January 1, 2017 through March 31, 2017	Combined - Period From January 1, 2017 through June 30, 2017	(Predecessor) Six Months Ended June 30, 2016
Produced tons sold	4,835	5,057	4,835	5,165	10,000	8,793
Purchased tons sold	—	—	—	118	118	17
Total tons sold	4,835	5,057	4,835	5,283	10,118	8,810

Tons produced	5,660	4,889	5,660	5,267	10,927	9,188

Coal sales realization per ton sold(1)	$42.30	$44.31	$42.30	$43.12	$42.73	$43.95
Cash cost per ton sold(2)	$21.88	$22.16	$21.88	$22.80	$22.36	$22.89
Netback to mine realization per ton sold(3)	$36.45	$36.89	$36.45	$35.98	$36.21	$36.76

(1) - Coal sales realization per ton sold is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.
(3) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.